Exhibit 23.2

Gaffney, Cline & Associates Inc. Technical and Management Advisers to the Petroleum Industry Internationally Since 1962	Telephone: Facsimile: Email:	Four Oaks Place 1300 Post Oak Boulevard, Suite 1000 Houston, Texas 77056 (713) 850-9955 (713) 850-9966 gcah@gaffney-cline.com

DKM/bgh/C1900.00/gcah.159.11	April 8, 2011

YPF S.A.
Macacha Guemes 515
C1106BKK Buenos Aires
Argentina

Consent of Independent Petroleum Engineers

Gentlemen:

     We hereby consent to the references to Gaffney, Cline & Associates Inc. and the inclusion of our third party report dated February 22, 2011 and the information included therein in sections “Information on the Company—Exploration and Production” and “Exhibits” in YPF S.A.’s report on Form 20-F for the year ended December 31, 2010 to be filed with the United States Securities and Exchange Commission, and the incorporation by reference of the same information in Form F-3 documents that have been filed with the Securities and Exchange Commission by YPF S.A.

     Gaffney, Cline & Associates Inc. audited certain areas in the Gulf of Mexico and Oklahoma basins in the United States in which YPF has interests. These external audits were performed with an as of date of September 30, 2010.

Very truly yours,

GAFFNEY, CLINE & ASSOCIATES, INC.

/s/ David K. Morgan

     David K. Morgan
Senior Technical Manager

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